UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 15)*


                             POGO PRODUCING COMPANY
                             ----------------------
                                (Name of Issuer)


                          COMMON STOCK, $1.00 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)

                                    730448107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                        (Continued on following page(s))
                               (Page 1 of 4 Pages)

CUSIP No. 730448107
          ---------
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      1.    Names of Reporting Persons. KLINGENSTEIN, FIELDS & CO., L.L.C.
            I.R.S. Identification Nos. of above persons (entities only). 13-3479093

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      2.    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a) [ ]
            (b) [ ]

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      3. SEC Use Only ..........................................................

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      4. Citizenship or Place of Organization          DELAWARE

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Number of
Shares
Beneficially
Owned by
Each Reporting
Person With
                             5. Sole Voting Power          0

                             ---------------------------------------------------


                             6. Shared Voting Power        3,180,062

                             ---------------------------------------------------


                             7. Sole Dispositive Power     0

                             ---------------------------------------------------


                             8. Shared Dispositive Power   3,180,062


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      9. Aggregate Amount Beneficially Owned by Each Reporting Person. 3,180,062

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      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions).

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      11.   Percent of Class Represented by Amount in Row (9)           5.2%.

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      12. Type of Reporting Person (See Instructions)      IA

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
ITEM 1

           (a)       Name of Issuer:  POGO PRODUCING COMPANY

           (b)       Address of Issuer's Principal Executive Offices
                     FIVE GREENWAY PLAZA
                     SUITE 2700
                     HOUSTON, TEXAS  77046-0504
ITEM 2

           (a)       Name of Person Filing
                     SEE ITEM 1 OF THE COVER PAGE ATTACHED HERETO

           (b) Address of Principal Business Office or, if none, Residence 787 SEVENTH AVENUE NEW YORK, NEW YORK 10019

           (c)       Citizenship
                     SEE ITEM 4 OF THE COVER PAGE ATTACHED HERETO

           (d)       Title of Class of Securities
                     COMMON STOCK, PAR VALUE $1.00 PER SHARE

           (e)       CUSIP Number: 730448107

ITEM 3
                     KLINGENSTEIN, FIELDS & CO., L.L.C. IS AN INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4

           (a) Amount Beneficially Owned: SEE ITEM 9 OF THE COVER PAGE ATTACHED HERETO

           (b)       Percent of Class
                     SEE ITEM 11 OF THE COVER PAGE ATTACHED HERETO

           (c)       Number of shares as to which such person has:

                     (i) Sole power to vote or to direct the vote SEE ITEM 5 OF THE COVER PAGE ATTACHED HERETO

                     (ii)      shared power to vote or to direct the vote SEE
                               ITEM 6 OF THE COVER PAGE ATTACHED HERETO

                     (iii) sole power to dispose or to direct the disposition of SEE ITEM 7 OF THE COVER PAGE ATTACHED HERETO

                     (iv) shared power to dispose or to direct the disposition of SEE ITEM 8 OF THE COVER PAGE ATTACHED HERETO

ITEM 5
                     Ownership of Five Percent or Less of a Class
                     NOT APPLICABLE

ITEM 6
                     Ownership of More than Five Percent on Behalf of Another Person
                     NOT APPLICABLE

ITEM 7
                     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                     NOT APPLICABLE

ITEM 8
                     Identification and Classification of Members of the Group NOT APPLICABLE

ITEM 9
                     Notice of Dissolution of Group
                     NOT APPLICABLE

ITEM 10
                     Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 6, 2003

                                            Klingenstein, Fields & Co., L.L.C.


                                             By:/s/Jonathan Roberts
                                                --------------------------------
                                                Jonathan Roberts, Member







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